Exhibit 10.13

September 4, 2025	Via Email to Legal Counsel

Malcolm Thompson

538 Northern Ave.

Mill Valley, CA 94941

Via email to legal counsel

Dear Mal:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Deep Fission Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation. Your last day of work with the Company and your employment termination date was August 20, 2025 (the “Separation Date”).

2. Final pay. You acknowledge and agree that the Company timely paid you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You were entitled to this payment regardless of whether or not you sign this Agreement. Because the Company has a nonaccrual vacation policy for exempt employees, you do not have any accrued vacation or other paid time off and thus will not be paid out for any accrued vacation or other paid time off.

3. Severance. If you timely sign this Agreement and remain in compliance with its terms (the “Severance Preconditions”), the Company will pay you the equivalent of 3 months of your base salary in effect as of your Separation Date, less applicable payroll deductions and withholdings (the “Cash Severance”). The Cash Severance will be paid in a lump sum on the Company’s first regular payroll date that is at least one (1) week following the date that you sign and return this Agreement.

4. Equity benefits. The Company will, and as of the date you sign this Agreement hereby does, grant to you the following benefits:

(a) You previously were granted 10,000 shares of the Company’s common stock, and as a benefit under this Agreement the Company will not cancel and will accelerate the vesting with respect to, such grant such that, as of the Separation Date, all 10,000 of such shares will be deemed vested and exercisable.

(b) The Company grants you 72,753 shares of the Company’s common stock, which will be fully vested as of the date of your execution of this Agreement.

(c) The Company anticipates entering an Alternative Public Offering (“APO”) transaction involving a reverse merger followed by PIPE transaction. The Company agrees that your 82,753 fully vested shares of common stock described in Sections 4(a) and 4(b) above will convert into shares in the public company through the APO transaction at the same rate and with the same rights and benefits as other shares of the Company’s common stock. The Company expects that, upon closing of the APO, your 82,753 shares will convert into 1,411,766 shares in the new company, representing no less than 2.23% of the fully diluted shares of the new company.

(d) The Company agrees that the prior grant you received of 10,000 shares has been and will be reported for tax purposes to have occurred at the time the initial grant was made and at the price specified at the time of the grant. For clarity, the grant will be deemed to have occurred on June 3, 2024 for an aggregate purchase price of $100.00.

5. Other compensation or benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before, on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options. You acknowledge and agree that you are not entitled to any other equity grants now or in the future from the Company, whether pursuant to your offer letter agreement with the Company or any agreement, plan or policy, and that this Agreement hereby supersedes and extinguishes any equity grants or other ownership rights you are or could be eligible to receive under any such offer letter, agreement, plan, or policy applicable to you (if any). For the avoidance of doubt, the Company acknowledges that the Thompson Living Trust and the Company are parties to a Simple Agreement for Future Equity (SAFE), dated June 13, 2024. Nothing in this Agreement amends, alters, or in any way affects the rights of the Thompson Living Trust under that SAFE agreement.

6. Expense reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

7. Release of claims.

(a) Mutual Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. The Company similarly hereby releases you from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct or omissions occurring at any time prior to and including the date that the Company signs this Agreement;  provided, however, that the Company’s release shall not release or waive: (i) any rights the Company has under this Agreement; (ii) any claims arising out of your obligations to protect and not to disclose or make unauthorized use of any of the confidential and proprietary information, including but not limited to claims under the Uniform Trade Secret Act or any confidentiality agreement between you and the Company; or (iii) any claims (whether direct or for indemnification or contribution) arising from any willful misconduct, fraud, embezzlement, conversion of any Company asset.

(b) Scope of Release. Your general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the California Labor Code, the California Family Rights Act, and the California Fair Employment and Housing Act, all as amended. You acknowledge that you have been advised, pursuant to California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(c) Section 1542 Waiver. In giving the releases herein, which include claims which may be unknown to you or the Company at present, you and the Company acknowledge that you and the Company have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to the releases of claims herein, including but not limited to the releases of unknown claims.

(d) Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; or (iv) any claims for breach of this Agreement.

(e) Protected Rights. You understand that nothing in this Agreement limits your or anyone else’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the California Civil Rights Department, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your or anyone else’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to another party. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you or anyone else from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you or they have reason to believe is unlawful; or (ii) waives any rights you or anyone else may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

8. Return Of Company Property. You acknowledge and represent that, within 48 hours of the execution of this Agreement, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you made a diligent search to locate any such documents, property and information. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the date you sign this Agreement, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Notwithstanding the foregoing: (a) you shall be entitled to keep a copy of all contracts between you and the Company, copies of capitalization tables, and any documents the Company provided to you in connection with the Thompson Living Trust’s SAFE agreement; and (b) the Company acknowledges that you have provided copies of certain documents to your counsel at Farella Braun + Martel and you are not obligated to ensure that they delete the documents you provided to them in the course of their representation of you (however you must not obtain or retain any copies of such documents that you are required to return pursuant to this paragraph).

9. Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under your Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A.

10. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c) you may disclose this Agreement to the extent permitted by the “Protected Rights” Section above or in furtherance of your rights under Section 7 of the National Labor Relations Act, if applicable.

11. Mutual non-disparagement. Except to the extent permitted by the “Protected Rights” Section above: (a) you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; and (b) the Company agrees to instruct each of its current executive officers not to disparage you in any manner likely to be harmful to you or your business or personal reputation. Notwithstanding the foregoing in this paragraph, you and the Company (and each of its current executive officers) may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you or anyone else from making disclosures protected under the whistleblower provisions of federal or state law or from exercising rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable.

12. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

13. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

14. No admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

15. Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

16. Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be delivered and executed via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

If this Agreement is acceptable to you, please sign below and return the original to me. You have five (5) business days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

We wish you the best in your future endeavors.

Sincerely,

Deep Fission Inc.

By:	/s/ Elizabeth Muller
Elizabeth Muller
Chief Executive Officer

I have read, understand and agree fully to the foregoing Agreement:

/s/ Malcolm Thompson
Malcolm Thompson

September 4, 2025
Date

Exhibit A

Employee Confidential Information and Inventions Assignment Agreement